SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                   FORM 8-K


                                CURRENT REPORT
                      PURSUANT TO SECTION 13 OR 15(D) OF
                      THE SECURITIES EXCHANGE ACT OF 1934


                        Date of Report:  April 25, 1994
              (Date of Earliest Event Reported:  April 22, 1994)


                     E. I. du Pont de Nemours and Company
            (Exact Name of Registrant as Specified in Its Charter)


            Delaware                   1-815              51-0014090
    (State or Other Jurisdiction     (Commission       (I.R.S Employer
         of Incorporation)           File Number)     Identification No.)


                              1007 Market Street
                          Wilmington, Delaware  19898
                   (Address of principal executive offices)


      Registrant's telephone number, including area code:  (302) 774-1000














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          In connection with Debt Securities that may be offered on a delayed or continuous basis under Registration Statements on Form S-3 (No. 33-39161 and No. 33-48128 ), we hereby file the following press releases at Items 5 and 7.



Item 5.  Other Events



                                                     Contact:  Pat Getter
                                                               (302) 992-6285



          WILMINGTON, Del., April 22 -- DuPont today announced that it has settled 220 of its "Benlate" DF 50 fungicide lawsuits for various amounts totaling about $214 million. This settlement is fully covered by previous charges to earnings. Details of the settlement are confidential. The settlement follows two recent verdicts in a Florida trial in which a jury found Benlate to be free of defects.
          The settled cases, handled by the law firm of Krupnick, Campbell, Malone, Roselli, Buser and Slama, located in Fort Lauderdale, Fla., represent almost half of pending Benlate litigation.
          "The scientific evidence proves Benlate is not defective. DuPont remains convinced that Benlate is not responsible for alleged crop damage and DuPont will continue to prove this in ongoing matters," said John F. Schmutz, DuPont Senior Vice President and Special Counsel.
          "At the same time, the disheartening but pervasive economics are that, in most of these Benlate cases, litigation costs exceed settlement costs. Therefore, after several months of negotiations, we have concluded a settlement which we believe to be in our best interest," he noted. "Winning



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jury trials does not always justify the economic costs -- management focus and time, money and other corporate resources -- required to uphold the integrity of our product. This is a sad commentary that once again illustrates just how badly this country's tort law system is out of control."
          With today's settlement, more than half of the 560 lawsuits brought against the company since 1991 have been disposed of. Excluding today's settlement, more than 70 Benlate cases have been disposed of by courts, juries and settlements, many in DuPont's favor. Even where juries have awarded growers any damages, those damages have been, on average, less than a third of what they sought, and growers have been found to share responsibility for their claimed losses.
          "Now we can focus energy and resources on the remaining issues and increase our attention to the business of new product discovery and tech-nology, for which DuPont is recognized worldwide," Schmutz added.
          To date, DuPont has accrued $476 million after tax for estimated costs in excess of insurance coverage in connection with the recall of Benlate. The Company will continue to evaluate its position to determine whether the remaining reserve is adequate.


4/22/94







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Item 7.  Financial Statements and Exhibits




     Exhibit
     Number                        Description of Exhibit
     -------          -------------------------------------------------

       99             Copy of the Registrant's Earnings Press Release,
                        dated April 25, 1994








































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                                  SIGNATURE



          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.





                                 E. I. DU PONT DE NEMOURS AND COMPANY
                                             (Registrant)




                                           /s/ D. B. Smith
                                 ------------------------------------
                                             D. B. Smith
                                         Assistant Controller




April 25, 1994

























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                                 EXHIBIT INDEX




Exhibit
Number                                 Description
- -------          -------------------------------------------------------

  99             Copy of the Registrant's Earnings Press Release, dated
                   April 25, 1994.







































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                                                     EXHIBIT 99






                                    Contact:  Mike Ricciuto
                                              (302) 774-2883



          WILMINGTON, Del., April 25 -- DuPont reported net income for the first quarter of 1994 of $642 million, or $.94 per share, compared with $493 million, or $.73 per share, earned in the first quarter 1993. Excluding a prior-year $32 million nonrecurring gain from exchange of North Sea petroleum properties, first quarter 1994 net income was up 39 percent, principally due to lower costs.
          The first quarter earnings announced today mark the company's best quarterly performance since 1990. "Our people have made terrific progress in transforming the company," said Chief Executive Officer Edgar S. Woolard. "Although not yet complete, the restructuring efforts are having a significant positive impact on our bottom line performance. Everything we've done, all the hard work by our employees, is coming together. Excluding the 1993 nonrecurring item, every one of our industry segments posted earnings gains over last year."
          Sales totaled $9.2 billion, up $120 million or 1 percent. Despite lower worldwide crude oil prices, Petroleum segment sales were up 2 percent versus last year on higher




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worldwide natural gas prices and volumes and higher inter-
national crude oil volumes. For combined segments other than Petroleum, sales were up 1 percent, reflecting 5 percent higher volume, partly offset by 4 percent lower selling prices.
          "Our significant reduction in costs is having the desired effect on our earnings," Woolard said, "but it's also important to note that, compared to last year, we are seeing increased demand in key markets for a number of our businesses, including automotive products, engineering polymers, nylon, 'Lycra' spandex, and nonwovens. Not only is demand generally improved in the United States, but market conditions are better in Europe and Asia, where our chemicals and specialties sales are up 15 percent and 6 percent respectively."
          Petroleum segment earnings were $215 million, up
$15 million, or 8 percent, excluding the prior-year property exchange benefit. The earnings improvement is attributable to stronger domestic downstream performance, reflecting higher refined product margins. Upstream earnings were down 5 percent, reflecting a drop of more than 20 percent in crude oil prices. Higher worldwide natural gas prices and volumes, higher crude oil volumes outside of the United States, and lower costs were sufficient to offset most of the impact of the lower crude oil prices.





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          Chemicals segment earnings were $83 million, up
$14 million, or 20 percent, attributable to better results for fluorochemicals and specialty chemicals. Sales decreased
1 percent, as 3 percent higher volume was more than offset by a 4 percent decline in selling prices.
          Fibers segment earnings of $144 million were up
$42 million, or 41 percent, as improvements in nylon and "Lycra" spandex were partly offset by lower results for "Dacron" polyester. Segment results reflect lower costs and an improvement in European business from weaker conditions a year ago. Segment sales were 14 percent higher. After adjusting for additional sales from the acquisition of ICI's nylon business, sales volume was up 6 percent. Prices were down 2 percent, principally from the currency effect of a stronger dollar.
          Polymers segment earnings were $147 million, up
$70 million or 91 percent from last year. Both automotive products and engineering polymers improved significantly, reflecting lower costs and higher sales. Adjusting for the absence of sales from the acrylics business divested last year, segment sales were up 5 percent, reflecting 9 percent higher volume, partly offset by 4 percent lower prices.
          Diversified Businesses segment earnings totaled
$148 million, up $41 million or 38 percent from the prior year. This reflects earnings improvements in crop protection chemicals and printing and publishing, primarily from lower costs.
Segment sales were down 1 percent after adjusting for prior-year


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divestitures of the connector systems and sporting goods
businesses, primarily reflecting lower sales of crop protection chemicals and medical products in the United States.
          "Our improved performance is a solid indication that our strategies are providing the ability for us to improve, even if overall economic conditions are not in our favor," said Woolard.



4/25/94











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E. I. DU PONT DE NEMOURS AND COMPANY AND CONSOLIDATED SUBSIDIARIES



                                                   Three Months Ended
CONSOLIDATED INCOME STATEMENT(a)                        March 31
- -----------------------------------------------------------------------
(Dollars in millions, except per share)              1994       1993
- ----------------------------------------------------------------------

SALES .........................................    $ 9,190    $ 9,070
Other Income ..................................        205        208
                                                   -------    -------

    Total .....................................      9,395      9,278
                                                   -------    -------

Cost of Goods Sold and Other Expenses .........      6,675      6,772
Selling, General and Administrative Expenses ..        664        742
Depreciation, Depletion and Amortization ......        703        677
Exploration Expenses, Including Dry Hole Costs
  and Impairment of Unproved Properties .......         59         56
Interest and Debt Expense .....................        142        144
                                                   -------    -------

    Total .....................................      8,243      8,391
                                                   -------    -------

EARNINGS BEFORE INCOME TAXES ..................      1,152        887
Provision for Income Taxes ....................        510        394
                                                   -------    -------

NET INCOME ....................................    $   642    $   493
                                                   =======    =======




EARNINGS PER SHARE OF COMMON STOCK(b) .........    $   .94    $   .73
                                                   =======    =======

DIVIDENDS PER SHARE OF COMMON STOCK ...........    $   .44    $   .44
                                                   =======    =======



(a) Certain reclassifications of 1993 data have been made to conform to 1994 classifications.
(b) Earnings per share are calculated on the basis of the following average number of common shares outstanding:

                     Three Months Ended March 31:
                         1994 -- 678,476,595
                         1993 -- 675,497,105




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E. I. DU PONT DE NEMOURS AND COMPANY AND CONSOLIDATED SUBSIDIARIES



                                                 Three Months Ended
CONSOLIDATED INDUSTRY SEGMENT INFORMATION             March 31
- ---------------------------------------------------------------------
(Dollars in millions)                             1994        1993
- ---------------------------------------------------------------------

SALES
- -----

Chemicals .................................     $   848    $   859
Fibers ....................................       1,645      1,447
Polymers ..................................       1,483      1,460
Petroleum .................................       3,862      3,794
Diversified Businesses ....................       1,352      1,510
                                                -------    -------

    Total .................................     $ 9,190    $ 9,070
                                                =======    =======

AFTER-TAX OPERATING INCOME
- --------------------------

Chemicals .................................     $    83    $    69
Fibers ....................................         144        102
Polymers ..................................         147         77
Petroleum .................................         215        232(a)
Diversified Businesses ....................         148        107
                                                -------    -------

    Total .................................         737        587

Interest and Other Corporate
  Expenses Net of Tax .....................         (95)       (94)
                                                -------    -------

NET INCOME ................................     $   642    $   493
- ----------                                      =======    =======



(a) Includes $32 gain from exchange of North Sea properties.








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